CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Post-Effective Amendment No. 49 to Registration Statement No. 2-90309 on Form N-1A under the Securities Act of 1933, of our report dated November 14, 2005, appearing in the annual report to shareholders of Summit Mutual Funds, Inc. - Apex Series for the fiscal year ended September 30, 2005, relating to the Nasdaq-100 Index Fund, Everest Fund, Bond Fund, Short-term Government Fund, High Yield Bond Fund, and Money Market Fund, incorporated by reference in the Statement of Additional Information, and to the references to us under the headings "Financial Highlights" in the Prospectus and "Financial Statements and Independent Registered Public Accounting Firm" in the Statement of Additional Information, which are part of such Registration Statement.

DELOITTE & TOUCHE LLP
Chicago, Illinois
January 30, 2006